                                                                   EXHIBIT 23.4




                              September 25, 1997



C3, Inc.
3800 Gateway Boulevard
Suite 310
Morrisville, North Carolina 27560
Attention: President

Dear Sir:

          It is my understanding that pursuant to an agreement between the Company and General Electric Pension Trust, I will be nominated for election as a director of C3, Inc., a North Carolina corporation (the "Company"), at the next meeting of the shareholders of the Company. I hereby consent to my nomination as a director of the Company and agree to serve and act as a director if elected. Further, I expressly consent to be named as a director nominee in any registration statement or other document filed in accordance with the Securities Act of 1933, as amended, Securities Exchange Act of 1934, as amended, and any applicable state securities law.

                                         Sincerely,



                                         /s/ David B. Stewart

                                         David B. Stewart